Exhibit 10.5

NOTICE OF RTSR PERFORMANCE UNIT AWARD

under the

TEXAS PACIFIC LAND CORPORATION 2021 INCENTIVE PLAN

This AWARD, made as of the ___ day of _________, 20__, by Texas Pacific Land Corporation, a Delaware corporation (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Texas Pacific Land Corporation 2021 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance Units

1.	Grant Date. Pursuant to the Plan, the Company, on______________, 20__ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of «# of Units» RTSR Performance Units (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.	Value. The value of each RTSR Performance Unit shall be equal to the value of one Share of the Company’s common stock; and the value of the Company’s Shares is the Fair Market Value (as defined in the Plan) on the date any RTSR Performance Units become vested and payable hereunder, or such other relevant date as may be referenced in this Award.

3.	Definitions. Terms used in this Award Notice shall have the following meanings:

(a)	“RTSR” means “Relative Total Shareholder Return.”

(b)	“RTSR %” is calculated using the following formula:

(Ending Share Price + Reinvested Dividends) – Starting Share Price

Starting Share Price

(c)	“Starting Share Price” means the average closing price of the Company’s Shares over the month of _____________.

(d)	“Ending Share Price” means the average closing price of the Company’s Shares over the month of ______________.

(e)	“Reinvested Dividends” means the value of reinvested dividends paid on the Company’s Shares over the Measurement Period (as defined in paragraph 4).

(f)	“RTSR Relative to Reference Group” is the RTSR % of the Company as compared to the RTSR % of the Reference Group.

(g)	“Reference Group” is the group of companies [described or listed] on Exhibit A. [IF APPLICABLE: If a company in the Reference Group has its common stock delisted or if it no longer exists as a separate entity, the RTSR % will be retroactively calculated for the remainder of the Performance Period without such company.]

4.	Performance Criteria. Participant’s RTSR Performance Units shall be earned on the Award Date based on the following formula (to the nearest whole RTSR Performance Unit). Such RTSR Performance Units shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)	“Measurement Period” means the ____, ____ and ____ calendar period.

(b)	Earned Award = RTSR % of Target Units x RTSR Performance Units

(c)	RTSR % of Target Units. The RTSR % of Target Units is determined according to the following table (awards to be interpolated between the RTSR %s below):

RTSR Relative to Reference Group	RTSR % of Target Units
__ percentile or higher	___% of Target Units
__th percentile	____% of Target Units
___th percentile	___% of Target Units
__th percentile less than __th percentile	___% of Target Units 0% of Target Units

(d)	The Company shall retain discretion to adjust Awards hereunder as appropriate, in accordance with the terms of the Plan.

(e)	For purposes of this Award, the number of earned RTSR Performance Units will be rounded to the nearest whole number.

Earning and Vesting of RTSR Performance Units

5.	Restrictions. Except as otherwise provided herein, the earned RTSR Performance Units shall remain unvested, nontransferable and subject to a substantial risk of forfeiture.

6.	Earned Awards. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole RTSR Performance Units that Participant has earned. The date as of which the Committee determines the number of RTSR Performance Units earned shall be the “Award Date.”

7.	Vesting of Earned Awards. Participant’s interest in the earned RTSR Performance Units shall become vested and non-forfeitable [on the Award Date OR _____________]and will be paid as soon as practicable thereafter.

8.	[IF APPLICABLE Qualifying Termination Events. (a) Notwithstanding anything in this Notice of Award to the contrary, if a Participant separates from service prior to the Award Date on account of a Qualifying Termination Event (as defined below), then the Participant’s RTSR Performance Units shall be earned under paragraph 6 above as of the Award Date [in full OR as to a pro-rata portion of the unearned Award], based on the actual level of achievement of the performance criteria set forth in paragraph 4 above, and the earned RTSR Performance Units shall be fully vested as of the Award Date, and payable pursuant to paragraphs 11-14 hereof.

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[IF APPLICABLE: The pro-rata portion of the unearned Award that shall vest pursuant to the preceding sentence shall be equal to a fraction of the unearned Award where the numerator of such fraction shall equal the number of full months of service performed by the Participant on and after (and including the month of) the Date of Grant, and prior to the Qualifying Termination Event; and the denominator of the fraction shall equal 36.]

The unearned portion of the Award shall be forfeited.

(b) For purposes of this Award, Qualifying Termination Event shall mean the Participant’s death, Disability, or involuntary termination by the Company or an Affiliate other than for Cause [, or a voluntary termination by the Participant for Good Reason]. A Disability for purposes of this sub-paragraph (b) means a Participant’s Permanent Disability as defined in Section 22(e)(3) of the Code.

(c) Unless otherwise specified in an applicable employment agreement between the Company and the Participant, for purposes of this Award, Cause [and Good Reason] shall have the meaning[s] set forth in the Plan and the Committee shall have the authority to determine whether Participant's termination from employment is for Cause [or Good Reason] or for any reason other than Cause [or Good Reason].]

9.	Effects of a Change in Control.

(a)	The provisions of this paragraph 9, as well as the provisions of Article 17 of the Plan, shall apply in the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the RTSR Performance Units under paragraph 10.

(b)	Upon a Change in Control prior to the Award Date, a pro-rata number (as defined in the next sentence) of the Target Units will be immediately earned, vested and paid, based on the higher of (i) actual performance as of the date of the Change in Control, or (ii) achievement of an RTSR Relative to Reference Group at the 50th percentile as described in paragraph 4(c). The pro-rata number of Units earned shall be equal to 1/36th of the Units granted, for each full month of service performed by Participant during the Measurement Period, as of the date of the Change in Control. The number of RTSR Performance Units earned under this paragraph 9 shall be determined by the Committee (as it exists immediately prior to the Change in Control) in its sole and absolute discretion within the limits provided in the Plan, and the earned RTSR Performance Units shall be vested and paid pursuant to paragraphs 11-14 hereof, no later than March 15th of the calendar year after the year in which the Change in Control occurs.

10.	Forfeiture. Except as provided in paragraphs 8 and 9 hereof, all RTSR Performance Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason other than by reason of a Qualifying Termination Event or Change in Control as outlined in paragraphs 8 and 9.

(a)	Notwithstanding the foregoing, if the events described in paragraph 8 or paragraph 9 occur after the date that the Participant is advised (upon recommendation by the Committee) that their employment is being, or will be, terminated for Cause, or on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated vesting shall not occur and all rights to this Award shall terminate on the date of Participant's termination of employment.

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Payment of Awards

11.	Time of Payment. Payment of Participant’s RTSR Performance Units shall be made as soon as practicable after the Units have become non-forfeitable (or the Award Date, if later), but in no event later than March 15th of the calendar year after the year in which the Units become earned and non-forfeitable.

12.	Form of Payment. The vested RTSR Performance Units shall be paid in (a) whole Shares of the Company’s common stock, (b) cash, or (c) a combination of whole Shares of the Company’s common stock and cash, as determined solely at the discretion of the Company.

13.	Death of Participant. If Participant dies prior to the payment of his or her earned and vested RTSR Performance Units, an amount equal to the amount of Participant’s non-forfeitable RTSR Performance Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to Participant’s estate.

14.	Taxes. The Company may, at the request of the Participant, withhold from the Award, to the extent paid in shares, the number of whole shares of common stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by Participant as their place of residence in the Company's system of record at the time the Award becomes taxable. It is Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

General Provisions

15.	Accounts. RTSR Performance Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. The Account of Participant shall be the record of RTSR Performance Units granted to Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

16.	No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of RTSR Performance Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

17.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

18.	Governing Law. This Award shall be governed by the laws of the State of Texas and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the State or Federal courts located within the State of Texas, Dallas County.

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19.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

20.	Participant Bound By Plan. Participant has been provided a copy of the Plan and shall be bound by the terms and provisions thereof.

21.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

22.	[IF APPLICABLE: Dividend Equivalents. (a) Except as otherwise provided herein, Participant shall not have any rights of a shareholder with respect to Shares of the Company’s common stock, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

(b) As of any date that the Company pays an ordinary cash dividend or stock dividend on its Shares, the Company will increase the number of FCF/Share Performance Units hereunder (i.e., by increasing the Target Award) by the number of Shares that represent an amount equal to the per Share cash or stock dividend paid by the Company on its Shares multiplied by the number of target FCF/Share Performance Units held by the Participant as of the related dividend payment record date. Any such additional FCF/Share Performance Units shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original FCF/Share Performance Units to which they relate. No additional FCF/Share Performance Units shall be granted with respect to any FCF/Share Performance Units which, as of the record date, have either been paid or terminated.]

23.	Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

TEXAS PACIFIC LAND CORPORATION

By:

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EXHIBIT A

Reference Group for 20__ Award

The Reference Group for the 20__ RTSR Performance Unit Award shall be __________________________________________________________________

__________________________________________________________________

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